Exhibit 5.1

August 18, 2022

Orbital Infrastructure Group, Inc.

1924 Aldine Western Road

Houston, TX 77038

Ladies and Gentlemen:

We are acting as special counsel to Orbital Infrastructure Group, Inc., a Texas corporation (the “Company”), in connection with the registration by the Company of the offer and sale of up to $50,000,000 of its common stock, par value $0.001 per share (the “Common Stock”), consisting of up to 50,000,000 shares (the “Shares”) pursuant to the terms of the Pre-Paid Advance Agreement, dated August 18, 2022 (the “Agreement”) between the Company and YA II PN, Ltd., a Cayman Islands exempt limited partnership. The Shares are being offered and sold pursuant to a Registration Statement on Form S-3 (File No. 333-252682) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on April 6, 2021 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), including a base prospectus dated April 29, 2021 (the “Base Prospectus”) and a prospectus supplement dated August 18, 2022 (together with the Base Prospectus, the “Prospectus”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Certificate of Incorporation of the Company and the Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company with respect to the issuance and sale of the Shares; (iii) the Registration Statement and the exhibits thereto and the Prospectus; and (iv) the Agreement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have also assumed that, to the extent the Company issues and sells more than [xxx] shares of Common Stock, the Company will have obtained the requisite stockholder approval for the issuance of such shares in accordance with the terms of the Agreement. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares are duly authorized, and when the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s current report on Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Prospectus and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

JOHNSON, POPE, BOKOR, RUPPEL

& BURNS, LLC

By:         /s/ Michael T. Cronin

Michael T. Cronin

MTC/ej/8147699v1